EXHIBIT 2.2

PAYMENT, EXCHANGE AND ESCROW AGREEMENT

dated as of August 4, 2004

among

MATRIXONE, INC.,

THE REPRESENTATIVE,

EQUISERVE TRUST COMPANY, N.A., as Exchange Agent

and

U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent

i

Exhibit 3	Form of Common and Series A Holder Letter of Transmittal

Exhibit 4	Form of Merger Matters Letter

Exhibit 5	Form of Note and Series B-E Holder Letter of Transmittal

Exhibit 6	Schedule of Fees

Exhibit 7	Customer Identification Program Notice

ii

PAYMENT, EXCHANGE AND ESCROW AGREEMENT

PAYMENT, EXCHANGE AND ESCROW AGREEMENT, dated as of August 4, 2004 (this “Agreement”), by and among MatrixOne, Inc., a Delaware corporation (“MatrixOne”), James Furnivall, as the representative (the “Representative”) of the former noteholders and stockholders of Synchronicity Software, Inc., a Delaware corporation (“Synchronicity”), and Equiserve Trust Company, N.A., a trust company organized under the laws of the United States of America (the “Exchange Agent”), and U.S. Bank National Association, a national banking association organized under the laws of the United States of America (the “Escrow Agent” and, together with the Exchange Agent, collectively, the “Agents” and, individually, the “Agent”).

This Agreement is being entered into pursuant to Section 2.3(a) of the Merger Agreement, dated as of June 4, 2004 (the “Merger Agreement”), by and among MatrixOne, MatrixOne International, Inc., InSync Merger Corporation, Synchronicity, the noteholders and stockholders of Synchronicity signatories thereto and the Representative, a copy of which is attached as Exhibit A hereto. Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

ARTICLE I

PAYMENT, EXCHANGE AND ESCROW FUNDS

Section 1.1 Establishment of Payment, Exchange and Escrow Funds. Simultaneously with the execution and delivery of this Agreement and in accordance with Section 2.3(a) of the Merger Agreement, MatrixOne is: (a) depositing with the Escrow Agent, cash in the amount of $545,783.50, for withdrawal and disbursement by the Exchange Agent for the benefit of and payable to, in the amounts set forth beside the names of, the holders (the “Common and Series A Holders”) of Common Shares and Series A Shares listed on Exhibit 1 hereto (the “Payment Fund”); (b) (i) instructing the Exchange Agent, as its transfer agent, to prepare and issue in accordance with this Agreement, MatrixOne Common Stock Certificates representing in the aggregate 1,612,618 shares of MatrixOne Common Stock for the benefit of, and registered in the names of, and representing the number of shares of MatrixOne Common Stock set forth beside the names of, the holders (the “Note and Series B-E Holders”) of Synchronicity Notes, Series B Shares, Series C Shares, Series D Shares and Series E Shares listed on Exhibit 2 hereto and (ii) depositing with the Escrow Agent, cash in the amount of $96.76 for withdrawal and disbursement by the Exchange Agent for the benefit of and payable to, in the amounts set forth besides the names of, the Note and Series B-E Holders listed on Exhibit 2 hereto in lieu of fractional shares of MatrixOne Common Stock (the “Exchange Fund”); and (c) instructing the Exchange Agent, as its transfer agent, to prepare and issue to the Escrow Agent, the Escrowed MatrixOne Common Stock Certificate representing 691,129 shares of MatrixOne Common Stock registered in the name of “Embassy & Co.” as nominee of the Agent (the “Escrow Fund”). The Agents shall hold and pay or deliver the Payment Fund, the Exchange Fund, and the Escrow Fund (collectively, the “Funds”) in accordance with this Agreement. Each Agent shall hold any dividends or other distributions received by it with respect to the shares of MatrixOne Common Stock in the Exchange Fund or the Escrow Fund, as the case may be, in such respective funds and shall deliver any such dividends or other distributions at the time, and to the Persons, it delivers, pursuant to this Agreement, the shares of MatrixOne Common Stock with respect to which such dividends or other distributions were received. The Escrow Agent shall hold the MatrixOne Common Stock in the Escrow Fund in accordance with each Note and Series B-E Holder’s proportionate Escrow Fund Percentage Interest (as defined in Section 2.2(a) below) in such stock set forth on Exhibit 2 attached hereto and shall (to the extent legally permissible) vote such stock in accordance with the written instructions of the Note and Series B-E Holder for whom such MatrixOne Common Stock is held (provided that such written instructions are received by the Escrow Agent on a timely basis). Absent its receipt of such timely written instruction, the Escrow Agent shall not be under any duty to vote (or otherwise take action to exercise or preserve rights under the Matrix One Common Stock). Each Note and Series B-E Holder shall retain and shall be able to exercise all other incidents of ownership of the MatrixOne Common Stock in the Escrow Fund that are not inconsistent with the terms and conditions hereof.

Section 1.2 Deposit of Payment Fund and Exchange Fund. Amounts held by the Escrow Agent in the Payment Fund and Exchange Fund shall be subject to withdrawal and payment by and at the direction of the Exchange Agent, given at any time or times to the Escrow Agent. The Escrow Agent shall be entitled to rely conclusively, and to act, upon any such instruction, without further inquiry or investigation, and shall have no liability for any withdrawal, disbursement or payment made from the Payment Fund or Exchange Fund pursuant to the instruction of the Exchange Agent. Amounts held in the Payment Fund shall be subject to investment as provided in Section 4.3, and any earnings from the investment of amounts in the Payment Fund shall be paid over to MatrixOne as provided in Section 4.3 (and shall not be deemed to be part of the Payment Fund). Amounts held in the Exchange Fund (and any amounts that may be held in the Escrow Fund from time to time) shall be held uninvested.

ARTICLE II

PAYMENT AND EXCHANGE FUNDS

Section 2.1 Surrender and Payment Procedures for Common Shares and Series A Shares.

(a) Exhibit 1 hereto lists (i) the names and addresses of all of the Common and Series A Holders, as such names and addresses appear on the stock transfer books of Synchronicity, (ii) the number of Common Shares or Series A Shares held by each such holder, (iii) the certificate numbers of the Cashed-Out Certificate or Certificates held by each such holder, (iv) any stop transfer order issued against Common Shares or Series A Shares represented by the Cashed-Out Certificates and the certificate number to which such stop transfer order relates and (v) the amount of the Payment Fund to be paid to each such holder pursuant to Section 2.3(b) of Merger Agreement.

(b) As soon as practicable after the date hereof, the Exchange Agent shall mail, by first class mail, postage prepaid, to the Common and Series A Holders, at the respective addresses set forth on Exhibit 1 hereto, (i) a letter of transmittal in the form of Exhibit 3 hereto (individually a “Common and Series A Letter of Transmittal” and collectively the “Common and Series A Letters of Transmittal”) and (ii) an envelope addressed to the Exchange Agent for use by such holders in surrendering their respective Cashed-Out Certificate or Certificates to the Exchange Agent for payment in accordance with the Merger Agreement and this Agreement. The Exchange Agent shall furnish additional copies of the Common and Series A Letter of Transmittal and the return envelope as requested and shall accept and respond to telephone requests for information relative to the procedures for the surrender of Cashed-Out Certificates.

(c) From time to time after the date hereof, the Common and Series A Holders will deliver to the Exchange Agent their respective Cashed-Out Certificate or Certificates accompanied by a Common and Series A Letter of Transmittal, all in accordance with the instructions contained in the Common and Series A Letter of Transmittal. Upon receipt of any Cashed-Out Certificate, the Exchange Agent shall examine it to confirm that it has been surrendered in accordance with the instructions in the Common and Series A Letter of Transmittal, including verifying that no stop order has been issued against the shares represented by such Cashed-Out Certificate by reason of loss, theft, destruction or other invalidity and attempting to reconcile any discrepancies between the holder surrendering such Cashed-Out Certificate, the certificate number of such Cashed-Out Certificate and the number of Common Shares or Series A Shares represented by such Cashed-Out Certificate, on the one hand, and the information set forth on Exhibit 1 hereto, on the other hand. If the Exchange Agent determines that any such surrender does not comply with the foregoing, the Exchange Agent shall contact the applicable holder by whatever means of communication the Exchange Agent deems most expedient in order to resolve the deficiency. Should the Exchange Agent be unable to resolve the deficiency, the Exchange Agent shall request further instructions from the General Counsel of MatrixOne. MatrixOne reserves the right, in its absolute discretion, to determine all questions regarding the surrender of Cashed-Out Certificates and Common and Series A Letters of Transmittal, including the propriety of the execution thereof and any other question as to the eligibility for acceptance of any delivery or surrender, and to waive any deficiency with respect thereto. The Exchange Agent shall cancel all Cashed-Out Certificates accepted for payment pursuant to this Section 2.1(c) and retain such certificates pending further instructions from MatrixOne.

(d) Promptly after receiving and processing a Cashed-Out Certificate or Certificates and accompanying Common and Series A Letter of Transmittal in accordance with Section 2.1(c), the Exchange Agent shall make payment from the Payment Fund of the payment to which the Common and Series A Holder surrendering such Cashed-Out Certificate or Certificates and accompanying Common and Series A Letter of Transmittal is entitled by mailing, by first class mail, postage prepaid, a check in the amount set forth opposite such holder’s name on Exhibit 1 hereto, in accordance with the payment instructions given by such holder in the accompanying Common and Series A Letter of Transmittal.

Section 2.2 Surrender and Payment Procedures for Synchronicity Notes, Series B Shares, Series C Shares, Series D Shares and Series E Shares.

(a) Exhibit 2 hereto lists (i) the names and addresses of all of the Note and Series B-E Holders, as such names and addresses appear on the records or stock transfer books of Synchronicity, (ii) the principal amount of the Synchronicity Notes held by each such holder, (iii) the number of Series B Shares, Series C Shares, Series D Shares or Series E Shares held by each such holder, (iv) the certificate numbers of the Converted Certificate or Certificates held by each such holder, (v) any stop transfer order issued against Series B Shares, Series C Shares, Series D Shares or Series E Shares represented by the Converted Certificates and the certificate number to which such stop transfer order relates, (vi) the number of the MatrixOne Common Stock Certificate to be issued to each such holder pursuant to Section 2.3(c) of the Merger Agreement and the number of shares of MatrixOne Common Stock represented thereby, (vii) the amount of cash, if any, in lieu of a fractional share of MatrixOne Common Stock payable to each such holder pursuant to Section 2.3(c) of the Merger Agreement and (viii) each such holder’s percentage interest in the Escrow Fund (each an “Escrow Fund Percentage Interest”).

(b) As soon as practicable after the date hereof, the Exchange Agent shall mail, by first class mail, postage prepaid, to the Note and Series B-E Holders, at the respective addresses set forth on Exhibit 2 hereto, (i) a merger matters letter in the form of Exhibit 4 hereto (individually a “Merger Matters Letter” and collectively the “Merger Matters Letters “), (ii) a letter of transmittal in the form of Exhibit 5 hereto (individually a “Note and Series B-E Letter of Transmittal” and collectively the “Note and Series B-E Letters of Transmittal”), and (iii) an envelope addressed to the Exchange Agent for use by such holders in delivering their respective Merger Matters Letters to the Exchange Agent and surrendering their respective Synchronicity Note or Notes or Converted Certificate or Certificates to the Exchange Agent for exchange in accordance with the Merger Agreement and this Agreement. The Exchange Agent shall furnish additional copies of the Merger Matters Letter, the Note and Series B-E Letter of Transmittal and the return envelope as requested and shall accept and respond to telephone requests for information relative to the procedures for the delivery of Merger Matters Letters and the surrender of the Synchronicity Notes and Converted Certificates.

(c) From time to time after the date hereof, the Note and Series B-E Holders will deliver to the Exchange Agent their respective Merger Matters Letters and surrender to the Exchange Agent their respective Synchronicity Note or Notes or Converted Certificate or Certificates, accompanied by a Note and Series B-E Letter of Transmittal, all in accordance with the instructions contained in the Note and Series B-E Letter of Transmittal. Upon receipt of any such Merger Matters Letter and Synchronicity Note or Converted Certificate, the Exchange Agent shall examine them to confirm that they have been executed and delivered or surrendered in accordance with the instructions in the Note and Series B-E Letter of Transmittal, including verifying that no stop order has been issued against the shares represented by such Converted Certificate by reason of loss, theft, destruction or other invalidity and attempting to reconcile any discrepancies between the holder surrendering such Synchronicity Note or Converted Certificate, the principal amount of the Synchronicity Note or the Certificate number and the number of Series B Shares, Series C Shares, Series D Shares or Series E Shares represented by such Converted Certificate, on the one hand, and the information set forth on Exhibit 2 hereto, on the other hand. If the Exchange Agent determines that any such delivery or surrender does not comply with the foregoing, the Exchange Agent shall contact the applicable holder by whatever means of communication the Exchange Agent deems most expedient in order to resolve the deficiency. Should the Exchange Agent be unable to resolve the deficiency, the Exchange Agent shall request further instructions from the General Counsel of MatrixOne. MatrixOne reserves the right, in its absolute discretion, to determine all questions regarding the execution, delivery and surrender of Merger Matters Letters, Synchronicity Notes, Converted Certificates and Note and Series B-E Letters of Transmittal, including the propriety of the execution thereof and any other question as to the eligibility for acceptance of any delivery or surrender, and to waive any deficiency with respect thereto. The Exchange Agent shall cancel all Synchronicity Notes and Converted Certificates accepted for payment pursuant to this Section 2.2(c) and retain such Synchronicity Notes and Converted Certificates pending further instructions from MatrixOne.

(d) Promptly after receiving and processing a Merger Matters Letter, Synchronicity Note, Converted Certificate and accompanying Note and Series B-E Letter of Transmittal in accordance with Section 2.2(c), the Exchange Agent shall deliver the MatrixOne Common Stock Certificate and pay from the Exchange Fund the amount of cash, if any, in lieu of a fractional share of MatrixOne Common Stock to which the Note and Series B-E Holder delivering such Merger Matters Letter and surrendering such Synchronicity Note, Converted Certificate and accompanying Note and Series B-E Letter of Transmittal is entitled by mailing, by first class mail, postage prepaid, the MatrixOne Common Stock Certificate set forth opposite such holder’s name on Exhibit 2 hereto and a check in the amount, if any, set forth opposite such holder’s name and Exhibit 2 hereto, in accordance with the payment instructions given by such holder in the accompanying Note and Series B-E Letter of Transmittal.

Section 2.3 Reports. The Exchange Agent shall furnish to the General Counsel of MatrixOne, weekly until December 31, 2004 and monthly thereafter, when there is activity, reports showing cumulative surrender and payment and delivery activity pursuant to this Article II.

Section 2.4 Termination of Payment and Exchange Funds. On March 31, 2005, the Exchange Agent shall (a) distribute to MatrixOne all amounts and MatrixOne Common Stock Certificates remaining in the Payment Fund or the Exchange Fund and (b) deliver to MatrixOne (i) final reports showing the cumulative surrender and payment and delivery activity pursuant to this Article II and (ii) copies of all Merger Matters Letters, Cashed-Out Certificates, Common and Series A Letters of Transmittal, Synchronicity Notes, Converted Certificates and Note and Series B-E Letters of Transmittal accepted for payment through such date not previously delivered to

MatrixOne. Any holder of a Cashed-Out Certificate, Synchronicity Note or Converted Certificate who has not theretofore surrendered such Cashed-Out Certificate, Synchronicity Note or Converted Certificate to the Exchange Agent in accordance herewith shall, subject to applicable law, look as a general creditor only to MatrixOne for payment for such Cashed-Out Certificate, Synchronicity Note or Converted Certificate.

ARTICLE III

ESCROW FUND

Section 3.1 Claims Against Escrow Fund. At any time prior to September 4, 2005 (the “Escrow Fund Release Date”), MatrixOne may give written notice (a “Claim Notice”) simultaneously to the Agent and the Representative of a claim (a “Claim”) for indemnification of it or the Surviving Corporation under Section 8.2(a) of the Merger Agreement. The Claim Notice shall set forth in reasonable detail the nature of the Loss for which indemnification is sought, the section or sections of the Merger Agreement to which the Claim relates and the amount of the Loss involved (or if not then determinable by MatrixOne, a reasonable good faith estimate of the amount of the Loss involved). Upon receipt of any Claim Notice, the Escrow Agent shall establish and maintain a record on its books of the amount of the Loss (or the estimate thereof) set forth therein (such record, on which shall be recorded the amount of such Loss together with all other Loss amounts set forth in any other Claim Notices received by the Escrow Agent from time to time on or before the Escrow Fund Release Date, pursuant to this Article III, in each case unless and until removed as a Resolved Claim, being hereinafter referred to as the “Reserve”) until such Claim is resolved in accordance with Section 3.2.

Section 3.2 Resolution of Claims.

(a) If MatrixOne asserts a Claim pursuant to Section 3.1 and the Representative does not give written notice to the Escrow Agent and MatrixOne objecting to such claim (an “Objection Notice”) within twenty days after receipt by the Escrow Agent of the Claim Notice relating thereto (the “Objection Period”), then (i) the Representative shall be deemed to have accepted the Claim and the amount of the Loss (or estimate thereof) set forth in the Claim Notice and (ii) such Claim shall become a “Resolved Claim” at the time of such deemed acceptance.

(b) If MatrixOne asserts a Claim pursuant to Section 3.1 and the Representative gives an Objection Notice to the Escrow Agent and MatrixOne within the Objection Period, then (i) MatrixOne shall be free to pursue such remedies as may be available under the Merger Agreement to enforce its rights to indemnification with respect to such Claim, (ii) such Claim and the amount of the Loss related thereto shall be determined either by mutual agreement of MatrixOne and the Representative or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal therefrom having been perfected) entered in any suit, action or cause of action brought by MatrixOne and (iii) such Claim shall become a “Resolved Claim” at the time of such mutual agreement or final judgment, order or decree.

Section 3.3 Payment of Claims. Whenever a Claim becomes a Resolved Claim pursuant to Section 3.2, (a) MatrixOne shall give the Escrow Agent written notice thereof, (b) promptly thereafter, the Agent shall deliver to MatrixOne the Escrowed MatrixOne Common Stock Certificate then held in escrow by the Escrow Agent, (c) MatrixOne shall issue and deliver to the Escrow Agent to hold, as escrow agent, a new Escrowed MatrixOne Common Stock Certificate representing a number of shares of MatrixOne Common Stock equal to the number of shares of MatrixOne Common Stock represented by the Escrowed MatrixOne Common Stock Certificate delivered by the Agent to MatrixOne pursuant to clause (b), less a number of shares (the “Resolved Claim Shares”) of MatrixOne Common Stock determined by dividing the amount of the Loss involved in such Resolved Claim by the Per Merger Share Value, and (d) such Claim shall be removed from, and shall no longer be part of, the Reserve. The Escrow Agent shall be under no duty or obligation to confirm or verify the number of shares (or Per Merger Share Value) so determined by MatrixOne, or otherwise to compel performance by MatrixOne with the foregoing provisions.

Section 3.4 Distribution of Escrow Fund. Within two business days after the Escrow Fund Release Date, the Escrow Agent shall deliver to MatrixOne (i) the Escrowed MatrixOne Common Stock Certificate then held in escrow by the Escrow Agent and (ii) a notice specifying the amount of the Reserve, if any, as of such date. Promptly upon receipt thereof, MatrixOne shall deliver to the Escrow Agent (i) if there is any Reserve as of such date, a new Escrowed MatrixOne Common Stock Certificate representing a number of shares of MatrixOne Common Stock equal to the amount of such Reserve divided by the Per Merger Share Value (but not more than the number of shares of MatrixOne Common Stock represented by the Escrowed MatrixOne Common Stock Certificate delivered by the Escrow Agent to MatrixOne pursuant to clause (i) of the immediately preceding sentence) and (ii) if the number of shares MatrixOne Common Stock represented by the Escrowed MatrixOne Common Stock Certificate delivered by the Escrow Agent to MatrixOne pursuant to clause (i) of the immediately preceding sentence exceeds the number of shares of MatrixOne Common Stock represented by the Escrowed MatrixOne Common Stock Certificate delivered by MatrixOne to the Escrow Agent pursuant to clause (i) of this sentence, (A) certificates in the names of the Note and Series B-E Holders and representing for each such holder the number of whole shares of MatrixOne Common Stock determined by multiplying such excess number of shares of MatrixOne Common Stock by the Escrow Fund Percentage Interest set forth beside such holder’s name on Exhibit 2 hereto and (B) cash in the amount payable to all such holders in lieu of any fractional share of MatrixOne Common Stock resulting from such multiplication (with instructions as to the allocation of such cash among such holders). Promptly upon receipt of the certificates and cash pursuant to the immediately preceding sentence (but in any event within three business days), the Escrow Agent shall deliver and pay the same to the holders entitled thereto in the same manner deliveries and payments are made pursuant to Section 2.2(d). The Escrow Agent shall be under no duty or obligation to confirm or verify the number of shares (or Per Merger Share Value) so determined by MatrixOne, or otherwise to compel performance by MatrixOne with the foregoing provisions.

(a) At any time after the Escrow Fund Release Date that the Escrow Agent receives notice that all Claims subject to the Reserve as of such date have become Resolved Claims, it shall deliver to MatrixOne the Escrowed MatrixOne Common Stock Certificate than held in escrow by the Escrow Agent (as delivered to the Escrow Agent by MatrixOne pursuant to Section 3.3 after all Claims become Resolved Claims) and, promptly upon receipt thereof, MatrixOne shall deliver to the Escrow Agent (i) certificates in the names of the Note and Series B-E Holders representing for each such holder the number of whole shares of MatrixOne Common Stock determined by multiplying the total number of shares of MatrixOne Common Stock represented by the Escrowed MatrixOne Common Stock Certificate delivered by the Escrow Agent to MatrixOne pursuant to this Section 3.4(b) by the Escrow Fund Percentage Interest set forth beside such holder’s name on Exhibit 2 hereto and (ii) cash in the amount payable to all such holders in lieu of any fractional share of MatrixOne Common Stock resulting from such multiplication (with instructions as to the allocation of such cash among such holders). Promptly upon receipt of the certificates and cash pursuant to the immediately preceding sentence (but in any event within three business days), the Escrow Agent shall deliver and pay the same to the holders entitled thereto in the same manner deliveries and payments are made pursuant to Section 2.2(d). The Escrow Agent shall be under no duty or obligation to confirm or verify the number of shares (or Per Merger Share Value) so determined by MatrixOne, or otherwise to compel performance by MatrixOne with the foregoing provisions.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1 Term of Agreement. This Agreement shall be in effect until all amounts in the Payment Fund, the Exchange Fund and the Escrow Fund have been paid or distributed in accordance with this Agreement.

Section 4.2 Taxes. MatrixOne shall bear all federal, state and local taxes based upon and measured by net or gross income arising from the Payment Fund, including all investment earnings thereon, and all such investment earnings shall be reported as allocated to MatrixOne. The applicable Agent shall provide MatrixOne with a copy of any Form 1099-INT (or other applicable forms) received by the Agent with respect to interest or other income earned on the Payment Fund, and paid to MatrixOne in accordance with Section 4.3. The Exchange Agent shall prepare and mail to each holder who receives funds hereunder a Form 1099-B reporting such payments in accordance with applicable law. To the extent required under applicable law, the Exchange Agent shall deduct and withhold backup withholding tax at the applicable rate from the amount payable to any holder hereunder, other than (i) a holder who has timely delivered to the Exchange Agent a properly executed Form W-9 (or Substitute Form W-9) (Request for Taxpayer Identification Number and Certification) indicating that such holder is not subject to backup withholding or (ii) a foreign holder who has timely delivered to the Exchange Agent a properly executed Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). Except as provided in the second sentence of Section 1.1, the Note and Series B-E Holders shall be treated and reported as the owners of the shares of MatrixOne Common Stock held in the Escrow Fund for all tax purposes. MatrixOne agrees to indemnify and hold the Agents harmless from any liability or obligation of payment for or on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against any Agent (other than in respect of income taxes on their fee compensation earned hereunder) or the Funds established hereby, including without limitation related costs and expenses (including reasonable legal fees and expenses), interest and penalties, other than any of the foregoing caused by such Agent’s own gross negligence or willful misconduct. In no event shall an Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, exceed two hundred fifty thousand dollars ($250,000.00). The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

Section 4.3 Investment of Cash. Upon and pursuant to written investment instruction by MatrixOne to the Escrow Agent, cash held in the Payment Fund shall be invested by the Escrow Agent in short-term obligations of the U.S. government or in certificates of deposit issued by a bank or trust company having combined capital and surplus of at least $500,000,000, as directed by MatrixOne in such direction, or in such other manner as MatrixOne and the Representative may agree and direct the Escrow Agent in writing. The Escrow Agent shall pay all interest or other income earned on the Payment Fund over to MatrixOne not later than the tenth business day after the end of the month in which such interest or other income is received by the Escrow Agent. Absent its timely receipt of such written investment instruction, the Escrow Agent shall have no obligation to invest (or otherwise pay interest on) funds in the Payment Account; provided, however, that in the event the Escrow Agent has not received such written investment instruction by the close of any business day, the Escrow Agent shall be authorized to invest any such funds in the Escrow Agent’s “MMIS Business Insured Savings” account until the next Business Day. The Escrow Agent shall have no liability for any investment losses, including without limitation any market loss on investments liquidated prior to maturity in order to make a payment required hereunder. Amounts held in the Exchange Fund (and any amounts that may be held in the Escrow Fund) from time to time shall be held uninvested.

Section 4.4 The Agents. The obligations of the Agents under this Agreement are subject to the following terms and conditions:

(a) Each Agent undertakes to perform only such duties as are expressly set forth herein, and no additional duties or obligations shall be implied hereunder. In performing its duties under this Agreement, or upon the claimed failure to perform any of its duties hereunder, each Agent shall not be liable to anyone for any damages, losses or expenses which may be incurred as a result of the Agent so acting or failing to so act; provided, however, an Agent shall not be relieved from liability for damages arising out of its gross negligence or willful misconduct under this Agreement. The Agents shall in no event incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of legal counsel, which may be counsel to any party hereto, given with respect to any question relating to the duties and responsibilities of an Agent hereunder or (ii) any action taken or omitted to be taken in reliance upon any notice, instruction, document or instrument delivered to an Agent and believed by it to be genuine and to have been signed or presented by the proper party or parties. Except as otherwise expressly provided in this Agreement, the Agents shall not have any duties under or be bound in any way by any agreement or contract (including but not limited to the Merger Agreement) between MatrixOne and the Representative, whether or not an Agent has knowledge of any such agreement or contract; and the parties hereto agree that the use of defined terms incorporated by reference to the Merger Agreement and the use of cross references to the Merger Agreement are solely for the convenience of the parties and the Agents may rely on the use of any such defined terms or cross references in any communication received by it. Neither Agent shall be obligated to advance or risk its own funds or take any action that would in its reasonable judgment cause it to incur or suffer any expense or liability for which it is not adequately indemnified. No party to this Agreement shall be liable to any other party for any consequential, indirect, special or incidental damages under any provision of this Agreement or for any consequential, indirect, special or incidental damages arising out of any act or failure to act hereunder even of that party has been advised or has foreseen the possibility of such damages.

(b) MatrixOne and the Representative each warrant to and agree with the Agents that there is no security interest in the funds deposited hereunder; no financing statement under the Uniform Commercial Code of any jurisdiction is on file in any jurisdiction claiming a security interest in or describing, whether specifically or generally, the funds deposited hereunder; and the Agents shall have no responsibility at any time to ascertain whether or not any security interest exists in the funds deposited hereunder or to file any financing statement under the Uniform Commercial Code of any jurisdiction with respect thereto; and the Agents shall have no liability for the sufficiency of this Agreement for any such purpose.

(c)(i) As an additional consideration for and as an inducement for the Agents to act hereunder, it is understood and agreed that, in the event of any disagreement between the parties to this Agreement or among them or any other person(s) resulting in adverse claims and demands being made in connection with or for any money or other property involved in or affected by this Agreement, each Agent shall be entitled, at its option, to refuse to comply with the demands of such parties, or any of such parties, so long as such disagreement shall continue. In such event, such Agent shall be entitled to make no delivery or other disposition of any of the funds deposited hereunder until such disagreement is resolved. Anything herein to the contrary notwithstanding, any Agent shall not be or become liable to such parties or any of them for the failure of the Agent to comply with the conflicting or adverse demands of such parties or any of such parties.

(ii) The Agents shall be entitled to continue to refrain and refuse to deliver or otherwise dispose of the funds deposited hereunder or to otherwise act hereunder, as stated above, unless and until:

(A) the rights of such parties have been or duly adjudicated in a court located in the Commonwealth of Massachusetts having jurisdiction over the parties and the funds deposited hereunder; or

(B) the parties have reached an agreement resolving their differences and have notified the Agent(s) in writing of such agreement and have provided the Agent(s) with indemnity satisfactory to the applicable Agent against any liability, claims or damages resulting from compliance by such Agent with such agreement.

In the event of a disagreement between such parties as described above, each Agent shall have the right, in addition to the rights described above and at its option, to tender into the registry or custody of any court located in the Commonwealth of Massachusetts having jurisdiction, all funds deposited hereunder and may take such other legal action as may be appropriate or necessary, in the reasonable opinion of such Agent after consultation with its legal counsel. Upon such tender, the parties hereto agree that such Agent shall be discharged from all further duties under this Agreement; provided, however, that the filing of any such legal proceedings shall not deprive the Agent of its compensation hereunder earned prior to such filing and discharge of the Agent of its duties hereunder.

(d) MatrixOne shall pay each Agent for its ordinary services hereunder the fees determined in accordance with and payable as specified in the Schedule of Fees set forth in Exhibit 7 attached hereto and made a part hereof. In addition, MatrixOne shall pay to each Agent its expenses incurred in connection with this Agreement, including but not limited to reasonable attorneys’ fees in the event any such Agent deems it necessary to retain counsel. Such expenses shall be paid to the Agent within five business days following receipt by MatrixOne of a written statement setting forth such expenses. In the event any controversy arises under or in connection with this Agreement or the funds deposited hereunder, or any Agent is made a party to or intervenes in any litigation pertaining to this Agreement or the funds deposited hereunder, MatrixOne shall promptly reimburse such Agent for all costs and expenses incurred by the Agent in connection with such controversy or litigation.

(e) Any Agent may resign at any time from its obligations under this Agreement by providing written notice to the parties hereto. Such resignation shall be effective on the date set forth in such written notice which shall be no earlier than 30 days after such written notice has been given. In the event of such resignation, MatrixOne shall use its commercially reasonable efforts to appoint a successor agent. In the event no successor agent has been appointed on or prior to the date such resignation is to become effective, the Agent shall be entitled to tender into the custody of a court of competent jurisdiction located in the Commonwealth of Massachusetts all funds then held by it hereunder. Such Agent shall have no responsibility for the appointment of a successor agent hereunder.

(f) The Agents shall have no obligation to take any legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve it in any cost, expense, loss or liability unless security and indemnity, as provided in this paragraph, shall be furnished. MatrixOne shall indemnify each Agent and its officers, directors, employees and agents and save each Agent and its officers, directors, employees and agents (each an “Agent Indemnified Party”) harmless from and against any and all Agent Claims (as hereinafter defined) and Agent Losses (as hereinafter defined) which may be incurred by any such Agent or any of such Agent Indemnified Parties as a result of Agent Claims asserted against an Agent or any of such Agent Indemnified Parties, directly or indirectly, as a result of or in connection with any Agent’s acting or failing to act in its capacity as payment agent, exchange agent and/or escrow agent under this Agreement by any person or entity. For the purposes hereof, the term “Agent Claims” shall mean all claims, lawsuits, causes of action or other legal actions and proceedings of whatever nature brought against (whether by way of direct action, counterclaim, cross action or impleader) an Agent or any such Agent Indemnified Party, even if groundless, false or fraudulent, so long as the claim, lawsuit, cause of action or other legal action or proceeding is alleged or determined, directly or indirectly, to arise out of, result from, relate to or be based upon, in whole or in part: (i) the acts or omissions of MatrixOne or the Representative under this Agreement, (ii) the appointment of any Agent as payment, exchange and escrow agent under this Agreement or (iii) the performance by any Agent of its powers and duties under this Agreement; provided that, Agent Claims shall not include claims that arise out of, result from, relate to or are based upon an action or omission of the Agent which constitutes gross negligence or willful misconduct. For the purposes hereof, the term “Agent Losses” shall mean losses, costs, damages, expenses, judgments and liabilities of whatever nature (including but not limited to reasonable attorneys’, accountants’ and other professionals’ fees, litigation and court costs and expenses and amounts paid in settlement), directly or indirectly resulting from, arising out of or relating to one or more Agent Claims. Upon the written request of any Agent or any such Agent Indemnified Party, MatrixOne agrees to assume the investigation and defense of any Agent Claim, including the employment of counsel acceptable to the applicable Agent Indemnified Party and the payment of all expenses related thereto and, notwithstanding any such assumption, the Agent Indemnified Party shall have the right, and MatrixOne agrees to pay the cost and expense thereof, to employ separate counsel with respect to any such Agent Claim and participate in the investigation and defense thereof in the event that such Agent Indemnified Party shall have been advised by counsel that there exists a conflict of interest between such Agent Indemnified Party and MatrixOne. MatrixOne hereby agrees that the indemnifications and protections afforded the Agents in this section shall survive the termination of this Agreement.

(g) Neither Agent shall be liable for the actions or omissions of the other Agent, or for any actions or omissions of MatrixOne, the Representative or any other party.

Section 4.5 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or sent by facsimile with confirmation of receipt to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice). Any such notice or other communication shall be effective upon receipt, if personally delivered or sent by facsimile, or one day after delivery to a courier for next-day delivery (provided, however, that any notice or communication to an Agent shall not be deemed to be received by it unless and until actually received by such Agent).

(a)	if to MatrixOne, to
MatrixOne, Inc.
210 Littleton Road
Westford, MA 01886
Attn: Maurice Castonguay
Facsimile: 978.589.5721

with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Beacon Street
Boston, Massachusetts 02108
Attention: David T. Brewster
Facsimile: 617.573.4822

(b)	if to the Representative, to:
Canaan Partners
105 Rowayton Avenue
Rowayton, CT 06853
Attention: James Furnivall
Facsimile: 203.854.9117

with a copy to:
Testa, Hurwitz & Thibeault, LLP
125 High Street
Boston, MA 02110
Attention: Kenneth J. Gordon
Facsimile: 617.790.0117

(c)	if to the Exchange Agent, to:
Equiserve Trust Company, N.A.
Corporate Actions Account Manager
250 Royall Street
Canton, MA 02021
Attention: Keith Menslage
Facsimile: 781-575-2901

(d)	if to the Escrow Agent, to:
U.S. Bank National Association
Corporate Trust Services
One Federal Street, 3rd Floor
Boston, Massachusetts 02110
Attention: MatrixOne/Synchronicity Escrow
Facsimile: 617-603-6683

Section 4.6 Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except by operation of law and except as provided in the following sentence. If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Escrow Agent.

Section 4.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflicts of law rules thereof.

Section 4.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

Section 4.9 Force Majeure. The Agents shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

Section 4.10 Modifications; Waivers. This Agreement may not be altered or modified without the express written consent of the parties hereto. No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion. Notwithstanding the terms of Section 4.10 hereof, consent to an alteration or modification of this Agreement may not be signed by means of an e-mail address.

Section 4.11 Reproduction of Documents; Facsimile Execution. This Agreement and all documents relating thereto, including consents, waivers and modifications which may hereafter be executed, may be reproduced by any photographic, photostatic or other similar process and any such reproduction shall be admissible in evidence in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes (and such signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes).

Section 4.12 Customer Identification Program. Each of the parties acknowledge receipt of the notice set forth on Exhibit 7 attached hereto and made part hereof that information may be requested to verify their identities.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MATRIXONE, INC.

By:	/s/ Maurice Castonguay
Name:	Maurice Castonguay
Title:	CFO

Equiserve Trust Company, N.A., as Exchange Agent

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Managing Director

U.S. Bank National Association, as Escrow Agent

By:	/s/ Chi. C. Ma
Name:	Chi C. Ma
Title	Vice President

[Signature page to Payment, Exchange and Escrow Agreement]

THE REPRESENTATIVE

/s/ James Furnivall
James Furnivall, solely in his
capacity as the Representative